Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2021 relating to the financial statements of Otter Tail Corporation and subsidiaries, and the effectiveness of Otter Tail Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Otter Tail Corporation and subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
May 3, 2021